UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NMT Medical, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4090463
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

27 Wormwood Street Boston, Massachusetts	02210-1625
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class to be so registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

NMT Medical, Inc. (the “Company”) hereby supplements Item 1 to reflect the following developments with respect to its Preferred Stock Purchase Rights:

As of December 14, 2006, the Company amended the Rights Agreement dated as of June 7, 1999 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent, to delete the term “Exempted Person” and all references thereto, including, without limitation, all references to Whitney Equity Partners, L.P. and its affiliates.

The foregoing summary of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 1 hereto, and the full text of the Rights Agreement prior to the amendment, which is filed as Exhibit 1 to the Company’s Form 8-A, as filed with the Securities and Exchange Commission on June 8, 1999, each of which is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

1	Amendment to Rights Agreement, dated as of December 14, 2006, between the Company and American Stock Transfer & Trust Company.

2	Rights Agreement, dated as of June 7, 1999, between the Company and American Stock Transfer & Trust Company.(1)

(1)	Incorporated by reference to Exhibits to the Registrant’s Current Report on Form 8-K, dated June 7, 1999 (File No. 000-21001).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NMT MEDICAL, INC.

Date: December 15, 2006	By:	/S/ RICHARD E. DAVIS
Richard E. Davis Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1	Amendment to Rights Agreement, dated as of December 14, 2006, between NMT Medical, Inc. and American Stock Transfer & Trust Company.